Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$9,100,000 Integrated Medical Facility

(Tampa, FL) (April 4, 2012). Carter Validus Mission Critical REIT, Inc. announced today that it has acquired the Stonegate Medical Center (“Stonegate”) in Austin, Texas, for a purchase price of $9,100,000. The facility is strategically positioned in close proximity to three area hospitals: Austin Surgical Center, South Austin Hospital and Seton Southwest, and serves the needs of the area’s physicians and their patients.

Stonegate is a 27,000 square foot integrated medical facility, consisting of three separate, adjacent buildings leased to a surgery center, a diagnostic /radiology center and a pain management center. Stonegate provides an efficient, state-of the art operating environment for pain management physicians as well as orthopedic and minimally invasive spine surgeons.

John Carter, CEO of Carter Validus Mission Critical REIT, Inc., stated, “Stonegate provides a personalized alternative to the traditional hospital setting and the physicians take a very active role in the day-to-day operations to ensure the highest level of care possible. We are thrilled to add a property of this caliber to our growing portfolio of mission critical assets.”

Carter Validus Mission Critical REIT, Inc., which intends to qualify as a real estate investment trust, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.